Exhibit 99.1

Investor Relations Contacts:

Keith Terreri, Vice President – Finance & Treasurer

Jim Mathias, Director – Investor Relations

214-570-4641

investor_relations@metropcs.com

MetroPCS Reports Second Quarter 2009 Results

Reports Highest Adjusted EBITDA in Company History

Second Quarter 2009 Highlights Include:

•	Quarterly consolidated total revenues of approximately $860 million, an increase of approximately 27% over second quarter of 2008

•	Quarterly consolidated Adjusted EBITDA of approximately $234 million, an increase of 11% over second quarter of 2008

•	Quarterly consolidated net subscriber additions of approximately 206 thousand, making MetroPCS the fifth largest and the largest regional facilities-based wireless carrier in the U.S.

•	Recent addition to S&P 500 Index

•	Introduced additional value in existing rate plans

•	Launch of Unlimited International Calling

•	Reaffirms Operational and Financial Guidance for 2009

DALLAS (August 6, 2009) – MetroPCS Communications, Inc. (NYSE: PCS), the nation’s leading provider of unlimited, flat-rate wireless communications service, today announced financial and operational results for the quarter ended June 30, 2009. MetroPCS reported quarterly growth in Consolidated Adjusted EBITDA of 11% and finished the second quarter with approximately 6.3 million subscribers.

“During the quarter we focused on increasing brand awareness and delivering value to our subscribers. With our continued subscriber growth, we are now the fifth largest facilities-based wireless carrier and the largest regional facilities-based wireless carrier in the U.S. On a consolidated basis, we reported the highest Adjusted EBITDA in company history and, across all our markets we saw strong gross additions during the quarter. Although we experienced an increase in churn during the second quarter, this was due in part to our success in delivering increased gross additions over the previous nine months, seasonality and handset upgrades from customers who did not identify themselves as existing customers,” said Roger D. Linquist, Chairman, President and Chief Executive Officer of MetroPCS.

“After a full quarter of Northeast Market results, we are pleased with this segment’s performance, highlighted by net subscriber additions of approximately 193 thousand during the second quarter. We continue to buildout and expand our network and increase distribution in parts of New York, New Jersey, Pennsylvania, Massachusetts and Connecticut, significantly enhancing our footprint beyond the initial launch footprint.

We also are very excited about the launch of our unprecedented unlimited international calling plan introduced late in the second quarter. This service is another example of MetroPCS’ commitment to providing industry-leading value to consumers. Most recently, we expanded our leadership position in providing affordable, and valuable unlimited wireless service with the evolution of our rate plans. While challenging economic conditions persist, we continue to invest in differentiation and we are bullish on the growth opportunity within pay-in-advance unlimited wireless. With 36% subscriber growth over the past year, we are confident our growth will continue. As a result, we have today reaffirmed our full year 2009 guidance,” Linquist concluded.

Key Consolidated Financial and Operating Metrics

(in millions, except percentages, per share, per subscriber and subscriber amounts)

	Three Months Ended June 30, 2009	Three Months Ended June 30, 2008	Six Months Ended June 30, 2009	Six Months Ended June 30, 2008
Service revenues	$767	$599	$1,494	$1,161
Total revenues	$860	$679	$1,655	$1,341
Income from operations	$116	$136	$247	$248
Net income	$26	$50	$70	$90
Diluted net income per common share	$0.07	$0.14	$0.20	$0.25
Consolidated Adjusted EBITDA(1)	$234	$210	$433	$388
Consolidated Adjusted EBITDA as a percentage of service revenues	30.5%	35.1%	29.0%	33.4%

ARPU(1)	$40.52	$42.05	$40.46	$42.27
CPGA(1)	$159.87	$140.82	$145.95	$132.15
CPU(1)	$16.82	$18.23	$16.75	$18.53
Churn-Average Monthly Rate	5.8%	4.5%	5.4%	4.3%

Consolidated Subscribers
End of Period	6,256,112	4,598,049	6,256,112	4,598,049
Net Additions	205,585	183,530	889,279	635,263
Penetration of Covered POPs(2)	7.2%	8.1%	7.2%	8.1%

(1)	For a reconciliation of Non-GAAP financial measures, please refer to the section entitled “Definition of Terms and Reconciliation of Non-GAAP Financial Measures” included at the end of this release.
(2)	Number of covered POPs increased approximately 31 million from 6/30/08 to 6/30/09.

Quarterly Consolidated Results

•	MetroPCS reported consolidated service revenues of approximately $767 million for the second quarter, an increase of 28% when compared to the prior year second quarter.
•

Income from operations decreased approximately $20 million, or approximately 15%, for the quarter ended June 30, 2009 as compared to the prior year’s second quarter. This was due primarily to an increase in launch expenses and the ramp up of operations in the Northeast Markets, partially offset by an increase in income from operations in the Core Markets due to 24% growth in subscribers in the last twelve months as well as continued cost benefits due to the increasing scale of our business in the Core Markets.

•	Consolidated Adjusted EBITDA of approximately $234 million increased by approximately $24 million, or 11%, when compared to the same period in the previous year.
•

Average revenue per user (ARPU) of $40.52 for the quarter represents a decrease of $1.53 when compared to the second quarter of 2008 and an increase of $0.12 when compared to the first quarter of 2009.

•

The Company’s cost per gross addition (CPGA) of $159.87 for the quarter represents an increase of $19.05 when compared to the prior year’s second quarter and was primarily driven by the Northeast Markets segment given the recent launches of service in the New York and Boston metropolitan areas, coupled with increased promotional activities.

•

Cost per user (CPU) decreased to $16.82 in the second quarter, or approximately 8%, when compared to the second quarter of 2008. The change in CPU is primarily due to the Company’s continued scaling of the business, partially offset by expenses related to the launch and ramp up of operations in the Northeast Markets.

•

Churn increased 1.3% from 4.5% to 5.8%, when compared to the second quarter of 2008. The key drivers in the increase in churn were incremental gross additions of approximately 1.3 million during the nine months ended March 31, 2009, as compared to the same period in 2008 coupled with handset upgrades from customers who did not identify themselves as existing customers.

Effective January 1, 2009, the Company implemented a change to the composition of its reportable segments under SFAS No. 131 “Disclosure About Segments of an Enterprise and Related Information.” Under this change, the Company now aggregates its thirteen operating segments as follows: the Core Markets include the Atlanta, Dallas/Ft. Worth, Detroit, Las Vegas, Los Angeles, Miami, Orlando/Jacksonville, Sacramento, San Francisco, and Tampa/Sarasota metropolitan areas and the Northeast Markets include the Boston, New York and Philadelphia metropolitan areas. On June 9, 2009, the Company filed a current report on Form 8-K which reflects the retrospective adjustment of the historical quarterly performance measures presented below.

Core Markets Segment Results

(in millions, except percentages and subscriber amounts)

	Three Months Ended June 30, 2009	Three Months Ended June 30, 2008	Six Months Ended June 30, 2009	Six Months Ended June 30, 2008
Service revenues	$718	$599	$1,422	$1,161
Total revenues	$797	$679	$1,564	$1,341
Income from operations	$214	$164	$410	$299
Adjusted EBITDA	$294	$232	$563	$425

Adjusted EBITDA as a percentage of service revenues	40.9%	38.8%	39.6%	36.6%

Subscribers
End of Period	5,710,226	4,598,049	5,710,226	4,598,049
Net Additions	12,645	183,530	447,544	635,263
Penetration of Covered POPs	9.1%	8.1%	9.1%	8.1%

Core Markets Quarterly Results

•

The Core Markets ended the quarter with 5.7 million subscribers and a 9.1% penetration rate, representing approximately 13 thousand net subscriber additions in the second quarter and 1.1 million net subscriber additions since June 30, 2008.

•	For the second quarter 2009, income from operations increased approximately $50 million, or 30%, as compared to the second quarter of 2008.
•

The Core Markets generated second quarter 2009 Adjusted EBITDA of approximately $294 million versus $232 million for the same period a year ago, representing an increase of 27%. Core Market Adjusted EBITDA margins improved from 38.8% in the second quarter of 2008 to 40.9% in the second quarter of 2009.

Northeast Markets Segment Results

(in millions, except percentages and subscriber amounts)

	Three Months Ended June 30, 2009	Three Months Ended June 30, 2008	Six Months Ended June 30, 2009	Six Months Ended June 30, 2008
Service revenues	$49	$—	$72	$—
Total revenues	$63	$—	$91	$—
Income (loss) from operations	$(84)	$(25)	$(167)	$(41)
Adjusted EBITDA (Deficit)	$(60)	$(22)	$(130)	$(37)

Subscribers
End of Period	545,886	—	545,886	—
Net Additions	192,940	—	441,735	—
Penetration of Covered POPs	2.2%	—	2.2%	—

Northeast Markets Quarterly Results

•	The Northeast Markets ended the first quarter with approximately 546 thousand subscribers and a 2.2% penetration rate, representing a net subscriber increase of approximately 55% since March 31, 2009.
•	The Northeast Markets had approximately 193 thousand net subscriber additions for the second quarter 2009.
•	The Northeast Markets generated an additional $25 million in service revenues for the quarter ended June 30, 2009 over the quarter ended March 31, 2009.
•	For the second quarter of 2009, loss from operations increased $59 million to $84 million as compared to the second quarter of 2008 as operations in the Northeast Markets segment continue to ramp up.
•	The Northeast Markets generated a second quarter 2009 Adjusted EBITDA deficit of $60 million versus an Adjusted EBITDA deficit of approximately $22 million for the same quarter in 2008.

Operational and Financial Guidance for 2009

For the year ending December 31, 2009, MetroPCS today reaffirms guidance the Company originally provided on November 5, 2008 that MetroPCS expected net subscriber additions in the range of 1.4 million to 1.7 million on a consolidated basis. The Company currently expects Consolidated Adjusted EBITDA to be in the range of $900 million to $1.1 billion for the year ending December 31, 2009.

MetroPCS currently expects to incur capital expenditures in the range of $0.7 billion to $0.9 billion on a consolidated basis for the year ending December 31, 2009. MetroPCS currently expects to reach unlevered free cash flow positive on a consolidated basis in late 2009.

MetroPCS currently plans to focus on building out networks to cover approximately 40 million of total population during 2009-2010, which includes the Boston and New York metropolitan areas in which service was launched in February 2009.

MetroPCS Conference Call Information

MetroPCS Communications, Inc. will host a conference call to discuss its Second Quarter 2009 Earnings Results at 9:00 a.m. (ET) on Thursday, August 6, 2009.

Date:	Thursday, August 6, 2009
Time:	9:00 a.m. (ET)
Call-in Numbers:	Toll free: 888-464-7607
International:	706-634-9318
Participant Passcode:	15662942

Please plan on accessing the conference call ten minutes prior to the scheduled start time.

The conference call will be broadcast live via the Company’s Investor Relations website at investor.metropcs.com. A replay of the webcast will be available on the website beginning at approximately 12:30 p.m. (ET) on August 6, 2009.

A replay of the conference call will be available for one week starting shortly after the call concludes and can be accessed by dialing 800-642-1687 (toll free) or 706-645-9291 (International). The passcode required to listen to the replay is 15662942.

To automatically receive MetroPCS financial news by e-mail, please visit the Investor Relations portion of the MetroPCS website, investor.metropcs.com, and subscribe to E-mail Alerts.

About MetroPCS Communications, Inc.

Dallas-based MetroPCS Communications, Inc. (NYSE: PCS) is a provider of unlimited wireless communications service for a flat-rate with no signed contract. Currently, MetroPCS is the fifth largest facilities-based carrier and the largest regional facilities based carrier in the United States and has access to licenses covering a population of approximately 145 million people in the largest metropolitan areas in the United States, including New York City, Los Angeles, San Francisco, Dallas, Philadelphia, Atlanta, Detroit, Boston, Miami, Tampa, and Sacramento. As of June 30, 2009, MetroPCS had approximately 6.3 million subscribers. For more information please visit www.metropcs.com.

Forward-Looking Statements

This news release includes “forward-looking statements” for the purpose of the “safe harbor” provisions within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, and rule 3(b)-6 under the Securities Exchange Act of 1934, as amended. Any statements made in this news release that are not statements of historical fact, including statements about our beliefs and expectations, are forward-looking statements and should be evaluated as such. Forward-looking statements include information concerning possible or assumed future results of operations, including statements that may relate to our plans, objectives, strategies, goals, future events, future revenues or performance, capital expenditures, financing needs and other information that is not historical information. These forward-looking statements often include words such as “anticipate,” “expect,” “suggests,” “plan,” “believe,” “intend,” “estimates,” “targets,” “projects,” “should,” “would,” “could,” “may,” “will,” “forecast,” and other similar expressions.

These forward-looking statements or projections are based on reasonable assumptions at the time they are made, including our current expectations, plans and assumptions that have been made in light of our experience in the industry, as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances. Forward-looking statements or projections are not guarantees of future performance or results. Actual financial results, performance or results of operations may differ materially from those expressed in the forward-looking statements and projections. Factors that may materially affect such forward-looking statements and projections include:

•	the highly competitive nature of our industry;
•	the rapid technological changes in our industry;
•	an economic slow down or recession in the United States;
•	the state of the capital markets and the United States economy;
•	our exposure to counterparty risk in our financial agreements;
•	our ability to maintain adequate customer care and manage our churn rate;
•	our ability to sustain the growth rates we have experienced to date;
•	our ability to manage our rapid growth, train additional personnel and improve our financial and disclosure controls and procedures;

•	our ability to secure the necessary spectrum and network infrastructure equipment;
•	our ability to maintain and upgrade our networks and business systems;
•	our ability to adequately enforce or protect our intellectual property rights and defend against suits filed by others;
•	governmental regulation of our services, and the costs of compliance and our failure to comply with such regulations;
•	our capital structure, including our indebtedness amounts;
•	changes in consumer preferences or demand for our products;
•	our inability to attract and retain key members of management;
•	the performance of our suppliers and other third parties on whom we rely; and
•	other factors described or referenced from time to time in our filings with the Securities and Exchange Commission.

The forward-looking statements and projections speak only as to the date made, are based on current expectations, and are subject to and involve risks, uncertainties and assumptions, many of which are beyond our ability to control or ability to predict. You should not place undue reliance on these forward-looking statements and projections, which are based on current expectations and speak only as of the date of this release. MetroPCS Communications, Inc. is not obligated to, and does not undertake a duty to, update any forward-looking statement or projection to reflect events after the date of this release, except as required by law. The results for the second quarter of 2009 may not be reflective of results for any subsequent period. MetroPCS does not plan to update nor reaffirm guidance except through formal public disclosure pursuant to Regulation FD.

MetroPCS Communications, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands, except share and per share information)

(Unaudited)

	June 30, 2009	December 31, 2008
CURRENT ASSETS:
Cash and cash equivalents	$869,790	$697,948
Short-term investments	224,853	3
Inventories, net	99,877	155,955
Accounts receivable (net of allowance for uncollectible accounts of $3,005 and $4,106 at June 30, 2009 and December 31, 2008, respectively)	54,159	34,666
Prepaid charges	61,139	56,347
Deferred charges	48,920	49,716
Deferred tax assets	1,833	1,832
Other current assets	33,790	47,417

Total current assets	1,394,361	1,043,884

Property and equipment, net	3,038,984	2,847,751
Long-term investments	4,422	5,986
FCC licenses	2,447,269	2,406,596
Microwave relocation costs	18,487	16,478
Other assets	107,016	101,453

Total assets	$7,010,539	$6,422,148

CURRENT LIABILITIES:
Accounts payable and accrued expenses	$434,977	$568,432
Current maturities of long-term debt	18,309	17,009
Deferred revenue	171,690	151,779
Other current liabilities	4,832	5,136

Total current liabilities	629,808	742,356

Long-term debt, net	3,589,410	3,057,983
Deferred tax liabilities	441,625	389,509
Deferred rents	68,626	56,425
Redeemable ownership interest	7,062	6,290
Other long-term liabilities	127,972	135,262

Total liabilities	4,864,503	4,387,825

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY:
Preferred stock, par value $0.0001 per share, 100,000,000 shares authorized; no shares of preferred stock issued and outstanding at June 30, 2009 and December 31, 2008	—	—
Common stock, par value $0.0001 per share, 1,000,000,000 shares authorized, 352,089,057 and 350,918,272 shares issued and outstanding at June 30, 2009 and December 31, 2008, respectively	35	35
Additional paid-in capital	1,609,436	1,578,972
Retained earnings	558,018	487,849
Accumulated other comprehensive loss	(21,453)	(32,533)

Total stockholders’ equity	2,146,036	2,034,323

Total liabilities and stockholders’ equity	$7,010,539	$6,422,148

MetroPCS Communications, Inc. and Subsidiaries

Condensed Consolidated Statements of Income and Comprehensive Income

(in thousands, except share and per share information)

(Unaudited)

	For the three months ended June 30,		For the six months ended June 30,
	2009	2008	2009	2008
REVENUES:
Service revenues	$766,850	$598,562	$1,493,548	$1,160,532
Equipment revenues	92,762	80,245	161,393	180,629

Total revenues	859,612	678,807	1,654,941	1,341,161

OPERATING EXPENSES:
Cost of service (excluding depreciation and amortization expense of $80,253, $53,061, $152,572 and $101,717, shown separately below)	268,733	206,140	514,308	394,614
Cost of equipment	227,400	160,088	452,419	360,245
Selling, general and administrative expenses (excluding depreciation and amortization expense of $11,122, $7,827, $20,549 and $16,471, shown separately below)	142,321	113,419	278,731	217,793
Depreciation and amortization	91,375	60,888	173,121	118,188
Loss (gain) on disposal of assets	14,010	2,628	(10,898)	2,649

Total operating expenses	743,839	543,163	1,407,681	1,093,489

Income from operations	115,773	135,644	247,260	247,672

OTHER EXPENSE (INCOME):
Interest expense	70,535	45,664	128,967	93,083
Accretion of put option in majority-owned subsidiary	395	317	772	620
Interest and other income	(475)	(5,372)	(1,027)	(15,254)
Impairment loss on investment securities	532	9,079	1,453	17,080

Total other expense	70,987	49,688	130,165	95,529

Income before provision for income taxes	44,786	85,956	117,095	152,143

Provision for income taxes	(18,590)	(35,491)	(46,926)	(62,159)

Net income	$26,196	$50,465	$70,169	$89,984

Other comprehensive income:
Unrealized gains (losses) on available-for-sale securities, net of tax	27	504	(112)	504
Unrealized gains (losses) on cash flow hedging derivatives, net of tax	3,338	11,118	(3,627)	(4,508)
Reclassification adjustment for losses on cash flow hedging derivatives included in net income, net of tax	8,097	3,124	14,819	4,842

Comprehensive income	$37,658	$65,211	$81,249	$90,822

Net income per common share:
Basic	$0.07	$0.14	$0.20	$0.26

Diluted	$0.07	$0.14	$0.20	$0.25

Weighted average shares:
Basic	351,912,464	349,051,983	351,503,933	348,608,037

Diluted	357,087,331	356,177,866	356,940,117	355,440,059

MetroPCS Communications, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(in thousands)

(Unaudited)

	For the six months ended June 30,
	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$70,169	$89,984
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	173,121	118,188
Provision for uncollectible accounts receivable	111	121
Deferred rent expense	11,889	12,967
Cost of abandoned cell sites	4,607	2,322
Stock-based compensation expense	23,341	19,472
Non-cash interest expense	5,157	1,205
(Gain) loss on disposal of assets	(10,898)	2,649
Impairment loss on investment securities	1,453	17,080
Accretion of asset retirement obligations	2,397	1,248
Accretion of put option in majority-owned subsidiary	772	620
Deferred income taxes	44,998	59,794
Changes in assets and liabilities:
Inventories	56,078	65,993
Accounts receivable, net	(19,604)	(6,757)
Prepaid charges	(19,400)	(17,920)
Deferred charges	796	3,300
Other assets	12,618	(335)
Accounts payable and accrued expenses	87,107	(46,872)
Deferred revenue	19,816	6,832
Other liabilities	1,465	1,527

Net cash provided by operating activities	465,993	331,418

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(455,110)	(388,502)
Change in prepaid purchases of property and equipment	14,608	24,446
Proceeds from sale of property and equipment	3,571	400
Purchase of investments	(261,856)	—
Proceeds from sale of investments	37,500	37
Purchases of and deposits for FCC licenses	(11,692)	(313,267)
Proceeds from exchange of FCC licenses	949	—
Cash used in business acquisitions	—	(25,162)
Microwave relocation costs	(679)	(1,117)

Net cash used in investing activities	(672,709)	(703,165)

CASH FLOWS FROM FINANCING ACTIVITIES:
Change in book overdraft	(99,429)	29,479
Proceeds from 9 1/4% Senior Notes	492,250	—
Debt issuance costs	(11,925)	—
Repayment of debt	(8,000)	(8,000)
Payments on capital lease obligations	(1,450)	—
Proceeds from exercise of stock options	7,112	8,997

Net cash provided by financing activities	378,558	30,476

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	171,842	(341,271)
CASH AND CASH EQUIVALENTS, beginning of period	697,948	1,470,208

CASH AND CASH EQUIVALENTS, end of period	$869,790	$1,128,937

Definition of Terms and Reconciliation of Non-GAAP Financial Measures

The Company utilizes certain financial measures and key performance indicators that are not calculated in accordance with GAAP to assess our financial and operating performance. A non-GAAP financial measure is defined as a numerical measure of a company’s financial performance that (i) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the comparable measure calculated and presented in accordance with GAAP in the statement of income or statement of cash flows; or (ii) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the comparable measure so calculated and presented.

Average revenue per user, or ARPU, cost per gross addition, or CPGA, and cost per user, or CPU, are non-GAAP financial measures utilized by the Company’s management to judge the Company’s ability to meet its liquidity requirements and to evaluate its operating performance. Management believes that these measures are important in understanding the performance of the Company’s operations from period to period, and although every company in the wireless industry does not define each of these measures in precisely the same way, management believes that these measures (which are common in the wireless industry) facilitate key liquidity and operating performance comparisons with other companies in the wireless industry. Effective December 31, 2008, we revised our definition of ARPU to include activation revenues. Activation revenues are related to the reactivation of accounts that have previously disconnected and we believe that these revenues are more appropriate presented as a component of ARPU rather than a reduction to CPGA. Prior year measures have been restated to reflect this revision. The following tables reconcile non-GAAP financial measures with the Company’s financial statements presented in accordance with GAAP.

ARPU — The Company utilizes ARPU to evaluate per-customer service revenue realization and to assist in forecasting future service revenues. ARPU is calculated exclusive of pass through charges that the Company collects from its customers and remits to the appropriate government agencies.

Average number of customers for any measurement period is determined by dividing (a) the sum of the average monthly number of customers for the measurement period by (b) the number of months in such period. Average monthly number of customers for any month represents the sum of the number of customers on the first day of the month and the last day of the month divided by two. The following table shows the calculation of ARPU for the periods indicated.

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
	(in thousands, except average number of customers and ARPU)
Calculation of Average Revenue Per User (ARPU):
Service revenues	$766,850	$598,562	$1,493,548	$1,160,532
Add:
Impact to service revenues of promotional activity	24,728	—	24,728	—
Less:
Pass through charges	(39,641)	(30,583)	(77,284)	(57,137)

Net service revenues	$751,937	$567,979	$1,440,992	$1,103,395

Divided by: Average number of customers	6,185,116	4,501,980	5,935,473	4,350,387

ARPU	$40.52	$42.05	$40.46	$42.27

CPGA — The Company utilizes CPGA to assess the efficiency of its distribution strategy, validate the initial capital invested in its customers and determine the number of months to recover customer acquisition costs. This measure also allows management to compare the Company’s average acquisition costs per new customer to those of other wireless broadband PCS providers. Equipment revenues related to new customers adjusted for impact to service revenues of promotional activity are deducted from selling expenses in this calculation as they represent amounts paid by customers at the time their service is activated that reduce the acquisition cost of those customers. Additionally, equipment costs associated with existing customers, net of related revenues, are excluded as this measure is intended to reflect only the acquisition costs related to new customers. The following table reconciles total costs used in the calculation of CPGA to selling expenses, which the Company considers to be the most directly comparable GAAP financial measure to CPGA.

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
	(in thousands, except gross customer additions and CPGA)
Calculation of Cost Per Gross Addition (CPGA):
Selling expenses	$74,272	$53,180	$149,178	$99,827
Less: Equipment revenues	(92,762)	(80,245)	(161,393)	(180,629)
Add: Impact to service revenues of promotional activity	24,728	—	24,728	—
Add: Equipment revenue not associated with new customers	41,829	37,613	83,044	83,416
Add: Cost of equipment	227,400	160,088	452,419	360,245
Less: Equipment costs not associated with new customers	(69,424)	(58,993)	(136,482)	(131,204)

Gross addition expenses	$206,043	$111,643	$411,494	$231,655

Divided by: Gross customer additions	1,288,818	792,823	2,819,383	1,752,906

CPGA	$159.87	$140.82	$145.95	$132.15

CPU — CPU is cost of service and general and administrative costs (excluding applicable non-cash stock-based compensation expense included in cost of service and general and administrative expense) plus net loss on equipment transactions unrelated to initial customer acquisition exclusive of pass through charges, divided by the sum of the average monthly number of customers during such period. CPU does not include any depreciation and amortization expense. Management uses CPU as a tool to evaluate the non-selling cash expenses associated with ongoing business operations on a per customer basis, to track changes in these non-selling cash costs over time, and to help evaluate how changes in the Company’s business operations affect non-selling cash costs per customer. In addition, CPU provides management with a useful measure to compare our non-selling cash costs per customer with those of other wireless providers. We believe investors use CPU primarily as a tool to track changes in our non-selling cash costs over time and to compare our non-selling cash costs to those of other wireless providers. Other wireless carriers may calculate this measure differently. The following table reconciles total costs used in the calculation of CPU to cost of service, which we consider to be the most directly comparable GAAP financial measure to CPU.

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
	(in thousands, except average number of customers and CPU)
Calculation of Cost Per User (CPU):
Cost of service	$268,733	$206,140	$514,308	$394,614
Add: General and administrative expense	68,049	60,239	129,553	117,966
Add: Net loss on equipment transactions unrelated to initial customer acquisition	27,595	21,380	53,438	47,788
Less: Stock-based compensation expense included in cost of service and general and administrative expense	(12,673)	(11,007)	(23,341)	(19,472)
Less: Pass through charges	(39,641)	(30,583)	(77,284)	(57,137)

Total costs used in the calculation of CPU	$312,063	$246,169	$596,674	$483,759

Divided by: Average number of customers	6,185,116	4,501,980	5,935,473	4,350,387

CPU	$16.82	$18.23	$16.75	$18.53

The Company’s senior secured credit facility calculates consolidated Adjusted EBITDA as: consolidated net income plus depreciation and amortization; gain (loss) on disposal of assets; non-cash expenses; gain (loss) on extinguishment of debt; provision for income taxes; interest expense; and certain expenses of MetroPCS minus interest and other income and non-cash items increasing consolidated net income. The Company considers Adjusted EBITDA, as defined above, to be an important indicator to investors because it provides information related to the Company’s ability to provide cash flows to meet future debt service, capital expenditures and working capital requirements and fund future growth. The Company presents Adjusted EBITDA because covenants in its senior secured credit facility contain ratios based on this measure. If the Company’s Adjusted EBITDA were to decline below certain levels, covenants in the Company’s senior secured credit facility that are based on Adjusted EBITDA, including the maximum senior secured leverage ratio covenant, may be violated and could cause, among other things, an inability to incur further indebtedness and in certain circumstances a default or mandatory prepayment under the Company’s senior secured credit facility. The Company’s maximum senior secured leverage ratio is required to be less than 4.5 to 1.0 based on Adjusted EBITDA plus the impact of certain new markets. The lenders under the senior secured credit facility use the senior secured leverage ratio to measure the Company’s ability to meet its obligations on its senior secured debt by comparing the total amount of such debt to its Adjusted EBITDA, which the Company’s lenders use to estimate its cash flow from operations. The senior secured leverage ratio is calculated as the ratio of senior secured indebtedness to Adjusted EBITDA, as defined by the senior secured credit facility. Adjusted EBITDA is not a measure calculated in accordance with GAAP, and should not be considered a substitute for, operating income (loss), net income (loss), or any other measure of financial performance reported in accordance with GAAP. In addition, Adjusted EBITDA should not be construed as an alternative to, or more meaningful than cash flows from operating activities, as determined in accordance with GAAP.

The following table shows the calculation of our consolidated Adjusted EBITDA, as defined in the Company’s senior secured credit facility, for the three and six months ended June 30, 2009 and 2008.

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
	(in thousands)
Calculation of Consolidated Adjusted EBITDA:
Net income	$26,196	$50,465	$70,169	$89,984
Adjustments:
Depreciation and amortization	91,375	60,888	173,121	118,188
Loss (gain) on disposal of assets	14,010	2,628	(10,898)	2,649
Stock-based compensation expense (1)	12,673	11,007	23,341	19,472
Interest expense	70,535	45,664	128,967	93,083
Accretion of put option in majority-owned subsidiary (1)	395	317	772	620
Interest and other income	(475)	(5,372)	(1,027)	(15,254)
Impairment loss on investment securities	532	9,079	1,453	17,080
Provision for income taxes	18,590	35,491	46,926	62,159

Consolidated Adjusted EBITDA	$233,831	$210,167	$432,824	$387,981

(1)	Represents a non-cash expense, as defined by our senior secured credit facility.

In addition, for further information, the following table reconciles consolidated Adjusted EBITDA, as defined in our senior secured credit facility, to cash flows from operating activities for the three and six months ended June 30, 2009 and 2008.

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
	(in thousands)
Reconciliation of Net Cash Provided by Operating Activities to Consolidated Adjusted EBITDA:
Net cash provided by operating activities	$159,394	$223,969	$465,993	$331,418
Adjustments:
Interest expense	70,535	45,664	128,967	93,083
Non-cash interest expense	(2,877)	(605)	(5,157)	(1,205)
Interest and other income	(475)	(5,372)	(1,027)	(15,254)
Provision for uncollectible accounts receivable	(45)	(77)	(111)	(121)
Deferred rent expense	(5,597)	(6,970)	(11,889)	(12,967)
Cost of abandoned cell sites	(2,405)	(654)	(4,607)	(2,322)
Accretion of asset retirement obligations	(1,223)	(733)	(2,397)	(1,248)
Provision for income taxes	18,590	35,491	46,926	62,159
Deferred income taxes	(18,061)	(34,246)	(44,998)	(59,794)
Changes in working capital	15,995	(46,300)	(138,876)	(5,768)

Consolidated Adjusted EBITDA	$233,831	$210,167	$432,824	$387,981

The following table reconciles segment Adjusted EBITDA for the three and six months ended June 30, 2009 and 2008 to consolidated income before provision for income taxes.

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
	(in thousands)
Segment Adjusted EBITDA (Deficit):
Core Markets Adjusted EBITDA	$293,999	$232,011	$562,417	$424,553
Northeast Markets Adjusted EBITDA Deficit	(60,168)	(21,844)	(129,593)	(36,572)

Total	233,831	210,167	432,824	387,981
Depreciation and amortization	(91,375)	(60,888)	(173,121)	(118,188)
(Loss) gain on disposal of assets	(14,010)	(2,628)	10,898	(2,649)
Stock-based compensation expense	(12,673)	(11,007)	(23,341)	(19,472)
Interest expense	(70,535)	(45,664)	(128,967)	(93,083)
Accretion of put option in majority-owned subsidiary	(395)	(317)	(772)	(620)
Interest and other income	475	5,372	1,027	15,254
Impairment loss on investment securities	(532)	(9,079)	(1,453)	(17,080)

Consolidated income before provision for income taxes	$44,786	$85,956	$117,095	$152,143